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                                                                    EXHIBIT 99.1

JOHN J. MASIZ CHAIRMAN, PRESIDENT AND CEO OF VASO
ACTIVE PHARMACEUTICALS TALKS TO THE WALL STREET TRANSCRIPT
Monday, March 8

NEW YORK--(BUSINESS WIRE)--March 8, 2004--The Wall Street Transcript has published an in-depth interview with John J. Masiz, Chairman, President and CEO of Vaso Active Pharmaceuticals, (NASDAQ: VAPH) in which he talks at length about the Company.

The entire 2,500 word interview is available free online at http://www.twst.com/ceos.htm

Vaso Active is focused on the development, commercialization, and marketing of OTC products using the PENtoCORE(R) drug delivery system.

In describing the Company's current products Mr. Masiz states, "We have a portfolio of 12 products that we're pulling together, everything from psoriasis, eczema and acne. We also have a transdermal ibuprofen product that is about to commence clinical trials. If a product is available for over-the-counter distribution, we will have the capacity to utilize our technology with it and do it in a much more efficient way."

Regarding the company's technology Mr. Masiz states "The great thing about our technology is that you can be very precise with dosing. With simple studies you can determine that. An example relative to ibuprofen: if we're in the process of delivering 100 milligrams of ibuprofen, a little foil packet, with the gel where the ibuprofen is preimpregnated, administers a very precise dosing."

The Wall Street Transcript does not endorse the views of any interviewees nor does it make stock recommendations. For subscription information call 800/246-7673.

Contact:

Matt Carter
Vaso Active Pharmaceuticals
978-750-1991 Ext. 28
mcarter@vasoactive.us